Exhibit 99.1

NEWS RELEASE

Contacts:	Garry P. Herdler — Executive Vice President & Chief Financial Officer
Orleans Homebuilders, Inc. (215) 245-7500
(www.orleanshomes.com)

For Immediate Release:

Orleans Homebuilders

Reports a Reclassification to Results for Third Quarter Ending March 31, 2008

Bensalem, Pennsylvania, May 14, 2008:

Orleans Homebuilders, Inc. (AMEX: OHB) is a residential homebuilder with operations in Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.

This press release reflects a reclassification to information contained in our May 12, 2008 press release, which was furnished to the Securities and Exchange Commission as an exhibit to a report on Form 8-K filed on that date.  The Condensed Consolidated Income Statements for the three and nine months ended March 31, 2008 have been revised to reflect a reclassification of tax expense between continuing operations and discontinued operations in the amount of $8,554,000.  As previously reported, the Company recorded a valuation allowance of $43,544,000 against its net deferred tax assets in the quarter ended March 31, 2008.  This amount has not changed; however, as a result of recording the valuation allowance for the quarter ended March 31, 2008, the total tax provision recognized by the Company was allocated between continuing and discontinued operations resulting in an additional charge to income tax expense of $8,554,000 related to discontinued operations and a corresponding reduction to the income tax expense from continuing operations of an equal amount, thereby reducing the income tax charge to continuing operations from $35,541,000 to $26,987,000.  Accordingly, there has been no change to net loss or adjusted net loss from continuing operations reported in our May 12, 2008 press release.

The Form 10-Q filed on May 12, 2008 already reflects this reclassification.

The following table shows the changes to the financial information in the previously issued May 12, 2008 press release:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2008	2008	2008
	May 12	Revised	May 12	Revised
Selected Financial Information	Release	Release	Release	Release
	(dollars in thousands)
Income tax expense - continuing operations	$35,541	$26,987	$11,012	$2,458
Income tax (benefit) expense - discontinued operations	$(50)	$8,504	$(8,554)	$—

Loss from continuing operations	$(55,665)	$(47,111)	$(96,035)	$(87,481)
Loss from discontinued operations, net of taxes	(80)	(8,634)	(13,150)	(21,704)
Net loss	$(55,745)	$(55,745)	$(109,185)	$(109,185)
Basic / diluted loss per share
Continuing operations	$(3.01)	$(2.54)	$(5.19)	$(4.73)
Discontinued operations	—	(0.47)	(0.71)	(1.17)
Net loss	$(3.01)	$(3.01)	$(5.90)	$(5.90)

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. develops, builds and markets high-quality single-family homes, townhouses and condominiums.  The Company serves a broad customer base including luxury, move-up, empty nester, active adult and first-time homebuyers.  The Company currently operates in the following eleven distinct markets: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.  To learn more about Orleans Homebuilders, please visit www.orleanshomes.com.

Orleans Homebuilders, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Earned revenues
Residential properties	$109,018	$128,886	$372,865	$443,830
Land sales and other income	4,276	17,108	18,248	24,394
	113,294	145,994	391,113	468,224
Costs and expenses
Residential properties	110,908	149,123	361,286	415,763
Land sales and other expense	3,201	17,134	52,678	22,250
Selling, general and administrative	19,309	33,360	62,172	88,802
Impairment of goodwill	—	16,334	—	16,334
Interest, net	—	—	—	—
	133,418	215,951	476,136	543,149

Loss from continuing operations before income taxes	(20,124)	(69,957)	(85,023)	(74,925)
Income tax expense (benefit)	26,987	(27,263)	2,458	(29,244)

Loss from continuing operations	(47,111)	(42,694)	(87,481)	(45,681)
Loss from discontinued operations, net of taxes	(8,634)	(9,201)	(21,704)	(9,839)
Net loss	$(55,745)	$(51,895)	$(109,185)	$(55,520)

Basic / diluted loss per share
Continuing operations	$(2.54)	$(2.31)	$(4.73)	$(2.48)
Discontinued operations	$(0.47)	$(0.50)	$(1.17)	$(0.53)
Net loss	$(3.01)	$(2.81)	$(5.90)	$(3.01)

Basic / diluted weighted average shares outstanding	18,520	18,491	18,508	18,443